3.1 ARTICLES OF INCORPORATION AS AMENDED FOR URON INC.

The undersigned natural person of full age for the purpose of forming a corporation pursuant to the provisions of Minnesota Business Corporation Act (Minnesota Statues, Chapter 302A), hereby establish a corporation and adopt the following Articles of Incorporation:

ARTICLE I. NAME

The name of this corporation shall be URON Inc.

ARTICLE II. REGISTERED OFFICE

The registered office of this corporation is located at 533 Northwest #6 Avenue, Rochester, Minnesota 55901.

ARTICLE III. PURPOSES

The purpose for which this corporation is organized are as follows:

A.	General business purposes
B.
To do everything necessary, proper, advisable, or convenient for the accomplishment of the purposes set forth above, and to do all other things in connection with the above purposes which are not forbidden by law or by these Articles of Incorporation.

C.	To carry out the purposes set forth above in any state or possession of the United States, or in any foreign country, to the extent that such purposes are not forbidden by the laws thereof.

ARTICLE IV. DURATION

The duration of this corporation shall be perpetual.

ARTICLE V. INCORPORATOR

The name and post office address of the incorporator of this corporation are:

Name	Address

Daniel E. Berndt	206 South Broadway #505
Rochester, Minnesota 55904

Certificate of Amendment URON Inc.

Uron, Inc, a corporation of the State of Minnesota whose registered office is located at 1240 Lecuyer Circle, Stillwater, MN 55082, certifies pursuant to the provisions of Minnesota State Law, that at a meeting of the stockholders of said corporation called for the purpose of amending the articles of incorporation, and held on October 15, 2002, it was resolved by the vote of the holders of an appropriate majority of the shares of each class entitled to vote that ARTICLE VI of the Articles of Incorporation is amended to read as follows:

ARTICLE

The total authorized number of shares of this corporation shall be 18,500,000 (eighteen million, five hundred thousand). These shares will be common stock with no par value.

Signed on October 15, 2002
By
President

Secretary

Amendment of Articles of Incorporation

CORPORATE NAME:
URON INC.

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.

Format (mm/dd/yyyy)

The following amendments(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which articles(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pates. (Total number of pages including this for 1.)

ARTICLE VI.

AUTHORIZED SHARES

The total authorized number of shares of this corporation shall be two hundred million. (200,000,000)

This amendment has been approved pursuant to Minnesota Statues chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

(Signature of authorized person)

Name and telephone of contact person:  Steve Bell   (763) 504-3000